Delek US Holdings Reports Fourth Quarter and Full Year 2014 Results

•	Completion of Tyler expansion and new FCC reactor estimated to add $50 to $75 million of annual EBITDA at current market conditions

•	$125 million buyback authorization approved for 2015

•	Delek Logistics' expected growth should support its ability to reach IDR high splits in the second half 2015

•	Fourth quarter 2014 operating income reduced by a $72.9 million inventory adjustment

BRENTWOOD, Tenn.--(BUSINESS WIRE) -- Feb. 23, 2015 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its fourth quarter ended December 31, 2014. Delek US reported fourth quarter net income of $37.5 million, or $0.64 per diluted share, versus a net loss of $(4.7) million, or $(0.08) per basic share, in the quarter ended December 31, 2013.

Operating income for the fourth quarter 2014 benefited from $60.9 million of net hedging gains, of which $42.6 million were realized. Those gains partially offset $72.9 million of higher cost related to inventory adjustments resulting from a decline in crude oil and product prices during the quarter. Excluding the impact of inventory adjustments and net unrealized hedging gains, fourth quarter 2014 after-tax earnings would have been higher by $37.7 million.

On a year-over-year basis, fourth quarter 2014 results improved in all three segments led primarily by refining. The refining segment benefited from a combination of a wider discount between Midland WTI and Cushing WTI, more stable local market netbacks relative to Gulf Coast light product price trends, and a lower crude oil price environment that improved margins on residual products, particularly asphalt. These factors more than offset a lower 5-3-2 Gulf Coast crack spread.

For the full year 2014, Delek US reported net income of $198.6 million, or $3.35 per diluted share, compared to net income of $117.7 million, or $1.96 per diluted share in 2013.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US stated, "We performed well in the fourth quarter across all three operating segments. Our access to local markets for our refined products, a diversified crude slate and lower cost crude that benefited asphalt margins, combined with increased throughput, improved our refining performance year-over-year. This improvement occurred in the face of more challenging market conditions for refining as measured by a decline in the 5-3-2 crack spread. Our logistics segment benefited from a strong west Texas wholesale margin, while a higher fuel margin increased results in our retail segment compared to the fourth quarter 2013."

Yemin concluded, "In 2014, we invested $257 million in capital expenditures across our operations, which included the turnaround and improvement in crude flexibility at our El Dorado refinery, as well as the ongoing expansion project at our Tyler refinery. Additionally, we returned a significant amount of cash to our shareholders in the form of $59 million in dividends and $75 million of stock repurchases. As we enter 2015, we are on schedule to complete our Tyler refinery turnaround and expansion project by mid-March, which will bring us to the end of a large capital spending program. We anticipate, based on Delek Logistics' expected growth, it should have the ability to reach the high splits on the incentive distribution rights during the second half of 2015, which should increase the cash flow to the general partner. We remain focused on creating long-term value for our shareholders by growing our business, while returning cash to our shareholders through dividends and our new $125 million 2015 share repurchase program."

Tyler Turnaround and Expansion Update

In preparation for its scheduled turnaround, the Tyler refinery shut down operating units on January 23, 2015. This turnaround is expected to be completed by mid-March along with the replacement of the fluid catalytic cracking reactor and work related to expansion of the crude nameplate capacity by 15,000 barrels per day to 75,000 barrels per day. This expansion project is expected to cost approximately $70.0 million, of which approximately $49.9 million was spent during 2014. This will increase total crude nameplate capacity in the refining system to 155,000 barrels per day.

Based on current market conditions, and assuming 10,000 to 15,000 barrels per day of incremental crude throughput, this expansion is expected to generate annual earnings before interest, taxes, depreciation and amortization (“EBITDA”) of approximately $40 million to $65 million. In addition, improved yields from the new fluid catalytic cracking reactor is expected to increase EBITDA by approximately $10 million on an annual basis.

Regular Quarterly Dividend

Delek US announced today that its Board of Directors declared its regular quarterly cash dividend of $0.15 per share. Shareholders of record on March 10, 2015 will receive this cash dividend payable on March 24, 2015.

Liquidity

As of December 31, 2014, Delek US had a cash balance of $444.1 million and total debt of $589.7 million, resulting in net debt of $145.6 million. This compares to $96.5 million of net debt at September 30, 2014. As of December 31, 2014, Delek US' subsidiary, Delek Logistics Partners, LP (NYSE: DKL) ("Delek Logistics"), had a cash balance of approximately $1.9 million and $251.8 million of debt, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $442.2 million in cash and $337.9 million of debt, or a $104.3 million net cash position.

Share Repurchase Program

During the fourth quarter 2014, 1,099,660 shares were repurchased for approximately $33.1 million. These repurchases were completed at an average price of $30.08 per share. The total amount repurchased under this $100 million repurchase authorization for 2014 was 2,365,561 shares for approximately $74.7 million, which equates to an average price of $31.55 per share.

Our Board of Directors has approved a new share repurchase authorization for $125 million that will expire on December 31, 2015. Shares under the program may be repurchased from time to time in the open market or through privately negotiated transactions, subject to market conditions and other factors.

Refining Segment

	Three Months Ended December 31,
Contribution Margin	2014	2013
($ in millions)
Refining Segment	$89.8	$49.4
Tyler Refinery	$46.2	$24.6
El Dorado Refinery	$36.4	$22.6

Refining contribution margin increased to $89.8 million from $49.4 million in the fourth quarter 2013. Improved year-over-year performance in the refining segment can be attributed to several factors. First, the WTI Midland crude discount to WTI Cushing was wider on a year-over-year basis, averaging $5.80 per barrel in fourth quarter 2014 compared to an average of $2.32 per barrel in the prior-year period. Second, higher throughput in the refining system on a year-over-year basis improved contribution margins. Third, local market net backs at Tyler and El Dorado did not decline as quickly as Gulf Coast price points, which improved margins at the refineries relative to industry benchmarks. Fourth, lower crude oil prices improved the profitability of residual products, particularly asphalt, on a year-over-year basis. These factors more than offset a lower benchmark Gulf Coast 5-3-2 crack spread that averaged $6.59 per barrel during the fourth quarter 2014, compared with $13.11 per barrel during fourth quarter 2013.

Effective April 1, 2014, Delek US revised the structure of the internal financial information, which resulted in a change in the composition of our reportable segments. As a result of these changes the results of hedging activity, previously reported in Corporate, Other and Eliminations in the financial segment data tables, are now included in our Refining segment and allocated to each refinery based on total throughput. Prior year period results have also been adjusted to include this change.

Tyler, Texas Refinery

Operating Highlights	Three Months Ended December 31,
	2014	2013
Crude Throughput, bpd	58,728	55,624
Total Throughput, bpd	69,277	58,531
Total Sales Volume, bpd	65,967	59,693

Refining Margin, $/bbl sold	$11.85	$9.34

Direct Operating Expense, $ in millions	$25.8	$26.6
Direct Operating Expense, $/bbl sold	$4.25	$4.85

During the fourth quarter 2014, performance improved year-over-year at Tyler primarily due to a wider discount between Midland and Cushing crude oil and higher sales volume. This refinery had access to approximately 52,000 barrels per day of Midland sourced crude during the fourth quarter 2014. Direct operating expense decreased primarily due to lower insurance expense, which was partially offset by higher utility and chemical/catalysts expenses versus the prior-year period.

El Dorado, Arkansas Refinery

Operating Highlights	Three Months Ended December 31,
	2014	2013
Crude Throughput, bpd	69,654	64,837
Total Throughput, bpd	77,441	73,497
Total Sales Volume, bpd	78,599	70,000

Refining Margin, $/bbl sold	$8.56	$7.90

Direct Operating Expense, $ in millions	$25.4	$28.2
Direct Operating Expense, $/bbl sold	$3.52	$4.38

Crude throughput increased year-over-year at the El Dorado refinery as it was able to process additional barrels of light crude following work that was completed during its turnaround in the first quarter 2014. While crude throughput was higher on a year-over-year basis, it was lowered during the fourth quarter 2014 by a disruption in crude deliveries resulting from a third-party crude oil pipeline leak in October and unplanned maintenance during the quarter.

Increased sales volume during the period was primarily driven by higher throughput on a year-over-year basis. Another factor that played a role in the year-over-year change was that sales volume in the fourth quarter 2013 was lowered to build light product inventory in preparation for the January 2014 turnaround. Additionally, results benefited from a wider discount between Midland and Cushing crude oil as well as improved margins on residual products, including asphalt, due to a lower crude oil price environment on a year-over-year basis. Direct operating expense decreased year-over-year due to lower chemicals/catalysts and outside services expenses as the refinery operated more efficiently following the turnaround in the first quarter 2014.

Logistics Segment

Delek US and its affiliates beneficially own approximately 62 percent (including the 2 percent general partner interest) of all outstanding Delek Logistics units. The logistics segment's results include 100 percent of the performance of Delek Logistics and adjustments for the minority interests are made on a consolidated basis.

The logistics segment's contribution margin in the fourth quarter 2014 was $29.4 million compared to $18.2 million in the fourth quarter 2013. On a year-over-year basis, this increase was primarily due to a higher gross margin per barrel in the west Texas business and Delek Logistics’ acquisition of the product terminal and substantially all of the storage tank assets at the El Dorado refinery in February 2014 from subsidiaries of Delek US. Additionally, increased volumes on the Lion Pipeline System and SALA gathering system also contributed to improved performance compared to the fourth quarter 2013. Expenses associated with the El Dorado, Arkansas tank farm and product terminal were reclassified from the refining segment to the logistics segment in the fourth quarter 2013.

Retail Segment

	Three Months Ended December 31,
Retail Operating Highlights	2014	2013
Contribution margin, $ in millions	$22.0	$7.1
Operating expenses, $ in millions	$33.4	$33.6

Merchandise margin	27.5%	28.0%
Fuel margin, per gallon	$0.238	$0.142

Store count (End of period)	365	361

Retail segment contribution margin increased year-over-year primarily due to higher fuel margins which benefited from a decline in wholesale fuel prices during the fourth quarter 2014. In addition, fuel gallons sold increased to 113.6 million from 101.2 million in the prior-year period and merchandise sales increased to $101.3 million compared to $93.6 million. On a same store sales basis, fuel gallons increased 3.5% and merchandise sales increased 4.3% from fourth quarter 2013. The increase in same store fuel gallons was primarily driven by improved performance from the large-format store category on a year-over-year basis. Merchandise sales increased across most categories on a same store basis from the fourth quarter 2013.

During the fourth quarter 2014, one new large-format store was opened bringing the total to 64 large-format stores in the portfolio.

Fourth Quarter 2014 Results | Conference Call Information

Delek US will hold a conference call to discuss its fourth quarter 2014 results on Tuesday, February 24, 2015 at 8:30 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through May 24, 2015 by dialing (855) 859-2056, passcode 70269248. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) fourth quarter earnings conference call that will be held on February 24, 2014 at 7:30 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.

Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 140,000 barrels per day. Delek US Holdings, Inc. and its affiliates also own approximately 62 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The retail segment markets motor fuel and convenience merchandise through a network of approximately 365 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names.

Safe Harbor Provisions Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: gains and losses from derivative instruments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions; our competitive position and the effects of competition; the projected growth of the industries in which we operate; changes in the scope, costs, and/or timing of capital and maintenance projects; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; and other risks contained in our filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

Non-GAAP Disclosures:
Our management uses a variety of financial and operating metrics to analyze operating segment performance. To supplement our financial information presented in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"), our management uses additional metrics that are known as "non-GAAP" financial metrics in its evaluation of past performance and prospects for the future. These metrics are significant factors in assessing our operating results and profitability and include earnings before interest, income taxes, depreciation and amortization expenses ("EBITDA"). We define EBITDA as consolidated earnings, including earnings attributable to noncontrolling interests, before depreciation and amortization expense, net interest and financing costs, income taxes and interest income.
We present EBITDA because we believe some investors and analysts use EBITDA to help analyze our cash flows including our ability to satisfy principal and interest obligations with respect to our indebtedness and use cash for other purposes, including capital expenditures. EBITDA is also used by some investors and analysts to analyze and compare companies on the basis of operating performance and by management for internal analysis. EBITDA should not be considered as an alternative to U.S. GAAP net earnings or net cash from operating activities. EBITDA has important limitations as an analytical tool, because it excludes some, but not all, items that affect net earnings and net cash from operating activities.

Delek US Holdings, Inc.
Consolidated Balance Sheets

	December 31, 2014	December 31, 2013
	(In millions, except share and per share data)
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$444.1	$400.0
Accounts receivable	197.0	250.5
Inventory	469.6	672.3
Other current assets	136.7	94.3
Total current assets	1,247.4	1,417.1
Property, plant and equipment:
Property, plant and equipment	1,958.4	1,678.4
Less: accumulated depreciation	(509.6)	(405.2)
Property, plant and equipment, net	1,448.8	1,273.2
Goodwill	73.9	73.9
Other intangibles, net	16.2	17.4
Other non-current assets	105.1	58.8
Total assets	$2,891.4	$2,840.4
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$477.0	$602.0
Current portion of long-term debt and capital lease obligations	56.4	33.7
Obligation under Supply and Offtake Agreement	200.9	331.0
Accrued expenses and other current liabilities	122.9	113.4
Total current liabilities	857.2	1,080.1
Non-current liabilities:
Long-term debt and capital lease obligations, net of current portion	533.3	376.6
Environmental liabilities, net of current portion	8.5	9.2
Asset retirement obligations	9.2	8.5
Deferred tax liabilities	266.3	220.0
Other non-current liabilities	18.5	25.6
Total non-current liabilities	835.8	639.9
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 60,637,525 shares and 60,229,107 shares issued at December 31, 2014 and 2013, respectively	0.6	0.6
Additional paid-in capital	395.1	384.5
Accumulated other comprehensive loss	(12.6)	(4.0)
Treasury stock, 3,365,561 and 1,000,000 shares, at cost, as of December 31, 2014 and 2013, respectively.	(112.6)	(37.9)
Retained earnings	731.2	591.8
Non-controlling interest in subsidiaries	196.7	185.4
Total stockholders’ equity	1,198.4	1,120.4
Total liabilities and stockholders’ equity	$2,891.4	$2,840.4

Delek US Holdings, Inc.
Consolidated Statements of Income

	Three Months Ended December 31,		Year Ended December 31,

	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
	(In millions, except share and per share data)
Net sales	$1,761.7	$1,937.7	$8,324.3	$8,706.8
Operating costs and expenses:
Cost of goods sold	1,528.4	1,771.7	7,315.2	7,880.7
Operating expenses	97.2	95.4	398.8	387.4
General and administrative expenses	35.8	30.8	133.4	111.2
Depreciation and amortization	29.5	25.6	111.5	89.8
Other operating income, net	(1.1)	1.6	(1.1)	—
Total operating costs and expenses	1,689.8	1,925.1	7,957.8	8,469.1
Operating income	71.9	12.6	366.5	237.7
Interest expense	10.9	9.7	40.6	37.7
Interest income	(0.4)	—	(0.8)	(0.3)
Other income, net	(0.8)	0.5	(0.9)	(6.3)
Total non-operating expenses, net	9.7	10.2	38.9	31.1
Income before income taxes	62.2	2.4	327.6	206.6
Income tax expense	16.9	2.8	101.6	70.9
Net income	45.3	(0.4)	226.0	135.7
Net income attributed to non-controlling interest	7.8	4.3	27.4	18.0
Net income (loss) attributable to Delek	$37.5	$(4.7)	$198.6	$117.7
Basic earnings (loss) per share	$0.65	$(0.08)	$3.38	$1.99
Diluted earnings (loss) per share	$0.64	$(0.08)	$3.35	$1.96
Weighted average common shares outstanding:
Basic	57,988,221	59,093,721	58,780,947	59,186,921
Diluted	58,490,859	59,727,244	59,355,120	60,047,138
Dividends declared per common share outstanding	$0.25	$0.25	$1.00	$0.95

Delek US Holdings, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2014	2013
Cash Flow Data	(Unaudited)
Net cash provided by operating activities	$316.9	$102.5
Net cash used in investing activities	(289.4)	(244.2)
Net cash provided by (used in) financing activities	16.6	(60.0)
Net increase (decrease) in cash and cash equivalents	$44.1	$(201.7)

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended December 31, 2014
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,195.1	$424.0	$142.8	$(0.2)	$1,761.7
Intercompany fees and sales	143.8	—	30.6	(174.4)	—
Operating costs and expenses:
Cost of goods sold	1,196.6	368.6	134.3	(171.1)	1,528.4
Operating expenses	52.5	33.4	9.7	1.6	97.2
Segment contribution margin	$89.8	$22.0	$29.4	$(5.1)	$136.1
General and administrative expenses					35.8
Depreciation and amortization					29.5
Other operating income					(1.1)
Operating income					$71.9
Total assets	$1,959.9	$447.1	$311.8	$172.6	$2,891.4
Capital spending (excluding business combinations)	$43.8	$6.2	$4.4	$9.2	$63.6

	Three Months Ended December 31, 2013
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,294.8	$444.6	$198.6	$(0.3)	$1,937.7
Intercompany fees and sales	111.3	—	24.5	(135.8)	—
Operating costs and expenses:
Cost of goods sold	1,301.0	403.9	197.3	(130.5)	1,771.7
Operating expenses	55.7	33.6	7.6	(1.5)	95.4
Segment contribution margin	$49.4	$7.1	$18.2	$(4.1)	$70.6
General and administrative expenses					30.8
Depreciation and amortization					25.6
Other operating income					1.6
Operating income					$12.6
Total assets	$1,881.1	$449.0	$301.3	$209.0	$2,840.4
Capital spending (excluding business combinations)	$74.2	$16.3	$3.1	$11.4	$105.0

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Year Ended December 31, 2014
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$5,728.4	$1,869.3	$726.7	$(0.1)	$8,324.3
Intercompany fees and sales	622.1	—	114.6	(736.7)	—
Operating costs and expenses:
Cost of goods sold	5,664.8	1,671.5	697.2	(718.3)	7,315.2
Operating expenses	221.7	136.8	38.8	1.5	398.8
Segment contribution margin	$464.0	$61.0	$105.3	$(20.0)	$610.3
General and administrative expenses					133.4
Depreciation and amortization					111.5
Other operating income					(1.1)
Operating income					$366.5

Capital spending (excluding business combinations)	$201.1	$26.2	$7.2	$22.4	$256.9

	Year Ended December 31, 2013
	Refining	Retail	Logistics	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$6,005.1	$1,871.4	$829.8	$0.5	$8,706.8
Intercompany fees and sales	430.7	—	77.6	(508.3)	—
Operating costs and expenses:
Cost of goods sold	5,865.2	1,691.3	811.3	(487.1)	7,880.7
Operating expenses	223.1	132.5	35.6	(3.8)	387.4
Segment contribution margin	$347.5	$47.6	$60.5	$(16.9)	$438.7
General and administrative expenses					111.2
Depreciation and amortization					89.8
Other operating income					—
Operating income					$237.7
Capital spending (excluding business combinations)	$136.7	$37.9	$12.7	$35.0	$222.3

Refining Segment	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
Tyler Refinery	(Unaudited)		(Unaudited)
Days operated in period	92	92	365	365
Total sales volume (average barrels per day)(1)	65,967	59,693	65,263	63,696
Products manufactured (average barrels per day):
Gasoline	38,376	31,035	35,829	33,791
Diesel/Jet	26,424	23,276	25,713	24,374
Petrochemicals, LPG, NGLs	1,646	1,567	2,264	2,292
Other	1,749	1,725	1,717	1,847
Total production	68,195	57,603	65,523	62,304
Throughput (average barrels per day):
Crude oil	58,728	55,624	58,756	58,327
Other feedstocks	10,549	2,907	7,811	4,970
Total throughput	69,277	58,531	66,567	63,297
Per barrel of sales:
Tyler refining margin	$11.85	$9.34	$16.71	$13.67
Direct operating expenses	$4.25	$4.85	$4.41	$4.63

	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
El Dorado Refinery	(Unaudited)		(Unaudited)
Days in period	92	92	365	365
Total sales volume (average barrels per day)(2)	78,599	70,000	77,369	74,180
Products manufactured (average barrels per day):
Gasoline	40,264	37,587	35,960	34,908
Diesel	28,150	27,980	27,716	27,097
Petrochemicals, LPG, NGLs	398	458	701	997
Asphalt	6,639	6,361	6,024	7,691
Other	946	942	885	949
Total production	76,397	73,328	71,286	71,642
Throughput (average barrels per day):
Crude oil	69,654	64,837	66,723	65,887
Other feedstocks	7,787	8,660	6,229	6,872
Total throughput	77,441	73,497	72,952	72,759
Per barrel of sales:
El Dorado refining margin	$8.56	$7.90	$9.54	$8.76
Direct operating expenses	$3.52	$4.38	$3.94	$4.06

Pricing statistics (average for the period presented):
WTI — Cushing crude oil (per barrel)	$73.02	$97.55	$92.94	$98.04
WTI — Midland crude oil (per barrel)	$70.23	$94.53	$86.35	$96.33
US Gulf Coast 5-3-2 crack spread (per barrel)	$6.59	$13.11	$13.42	$17.93
US Gulf Coast Unleaded Gasoline (per gallon)	$1.81	$2.47	$2.49	$2.69
Ultra low sulfur diesel (per gallon)	$2.20	$2.92	$2.71	$2.97
Natural gas (per MMBTU)	$3.75	$3.85	$4.36	$3.73

Logistics Segment	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	50,303	44,096	47,906	46,515
Refined products pipelines to Enterprise Systems	56,343	55,637	53,461	49,694
SALA Gathering System	23,949	21,904	22,656	22,152
East Texas Crude Logistics System	10,863	7,410	7,361	19,896

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd)(3)	62,172	55,279	61,368	58,773
West Texas marketing throughputs (average bpd)(4)	15,441	18,009	16,707	18,156
West Texas marketing margin per barrel	$6.36	$1.24	$4.67	$2.12
Terminalling throughputs (average bpd)(5)	100,396	69,994	96,801	75,438

Retail Segment	Three Months Ended December 31,		Year Ended December 31,
	2014	2013	2014	2013
	(Unaudited)		(Unaudited)
Number of stores (end of period)	365	361	365	361
Average number of stores	367	366	363	368
Retail fuel sales (thousands of gallons)	113,562	101,184	436,895	409,086
Retail fuel margin ($ per gallon)	$0.238	$0.142	$0.190	$0.173
Merchandise sales (in thousands)	$101,284	$93,638	$401,420	$381,665
Merchandise margin %	27.5%	28.0%	28.0%	28.3%
Change in same-store fuel gallons sold	3.5%	(2.7)%	0.1%	(1.6)%
Change in same-store merchandise sales	4.3%	3.9%	3.4%	0.6%

(1)
Sales volume includes 1,033 bpd and 1,096 bpd sold to the logistics segment during the three months and year ended December 31, 2014, respectively, and 222 bpd and 1,277 bpd during the three months and year ended December 31, 2013, respectively. Sales volume also includes sales of 2,071 bpd and 3,324 bpd of intermediate and finished products to the El Dorado refinery during the three months and year ended December 31, 2014, respectively, and 4,746 bpd and 2,696 bpd of intermediate and finished products during the three months and year ended months ended December 31, 2013, respectively.

(2)
Sales volume includes 4,102 bpd and 3,696 bpd of produced finished product sold to the retail segment during the three months and year ended December 31, 2014, respectively, and 3,171 bpd and 2,720 bpd during the three months and year ended December 31, 2013, respectively. Sales volume also includes 2,178 and 1,609 bpd of produced finished product sold to the Tyler refinery during the three months and year ended December 31, 2014, respectively, and 1,110 and 936 bpd during the three months and year ended December 31, 2013, respectively. Sales volume excludes 15,395 bpd and 13,842 bpd of wholesale activity during the three months and year ended December 31, 2014, respectively, and 17,717 bpd and 20,572 bpd of wholesale activity during the three months and year ended December 31, 2013, respectively.

(3)	Excludes jet fuel and petroleum coke

(4)	Excludes bulk ethanol and biodiesel

(5)
Consists of terminalling throughputs at our Tyler, Big Sandy and Mount Pleasant, Texas North Little Rock and El Dorado, Arkansas, and Memphis and Nashville, Tennessee terminals. Throughputs for the Tyler, Texas terminal are presented for the period from July 27, 2013 to December 31, 2014. Prior to July 27, 2013, the logistics segment did not record revenue for throughput at the Tyler, Texas terminal. Throughputs for the North Little Rock terminal are presented for the period from October 24, 2013 through December 31, 2014. Throughputs for the Big Sandy terminal are presented for periods in 2014 following its commencement of operations in December 2013. Throughputs at the El Dorado, Arkansas terminal are for the period from February 10, 2014 through December 31, 2014. Prior to February 10, 2014, the logistics segment did not record revenue for throughput at the El Dorado, Arkansas terminal. Throughputs for the Mount Pleasant Terminal are for the 92 days Delek operated the terminal following its acquisition on October 1, 2014. Barrels per day are calculated for only the days we operated each terminal.

Contacts
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366
or
Alpha IR Group
Chris Hodges, Founder & CEO
312-445-2870